EPOCH

For Immediate Release

            EPOCH HOLDING CORPORATION APPOINTS ENRIQUE R. ARZAC TO BOARD

NEW YORK --(BUSINESS WIRE) - August 9, 2006--Epoch Holding Corporation  (Nasdaq:
EPHC), the parent of Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser, announced today the appointment of Enrique R. Arzac to its Board of Directors. The appointment is effective August 7, 2006.

"Enrique Arzac will make an outstanding addition to Epoch's Board of Directors," said Epoch CEO William Priest. "His leading research in the field of finance, extensive fund director experience in the mutual fund industry, and exceptional stature within the academic community will be invaluable to our Board and our investment management team."

Mr. Arzac is a Professor of Finance and Economics at the Columbia University Graduate School of Business and the Co-Director of the Mergers and Acquisitions program for executives at the London Business School. He has authored numerous academic articles on financial economics and has been a consultant to a number of corporations and financial institutions in North and South America and Europe.

Mr. Arzac also serves on the board of directors of The Adams Express Company, Petroleum & Resources Corporation and the Credit Suisse Asset Management Funds. He holds a CPN from the University of Buenos Aires and an M.B.A., M.A., and Ph.D. from Columbia University.

The addition of Mr. Arzac brings the membership of Epoch's board to seven. The Board of Directors has determined that he is an independent director under the Nasdaq Capital Market rules and the Company's independence guidelines.

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with offices in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap Value; Global Absolute Return; Global Shareholder Yield; and International Small Cap.

For more  information  about  Epoch  contact  Phil  Clark  at  Epoch  Investment
Partners,   212-303-7210,   pclark@eipny.com   or  visit   Epoch's   website  at
www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:

Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com